Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-162883 and 333-173025) of Merck & Co., Inc. of our report dated June 28, 2011 relating to the financial statements of MSD Employee Savings and Security Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 28, 2011